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                           SUBSIDIARIES OF THE COMPANY




  1.      Right Associates Government Services, Inc., a Virginia corporation

  2.      Right Associates Acquisition Co., a Delaware corporation

  3.      Conviction Right France, SA, a French corporation

  4.      Right Associates (Belgium), Inc., a Delaware corporation

  5.      Right Associates (France), Inc., a Delaware corporation

  6.      Right Associates & Co., SNC, a Belgium corporation

  7.      Right Human Resources, Inc., a Canadian corporation

  8.      Right Associates, Ltd., a U.K. corporation

  9.      Right Associates, Inc., a Delaware corporation

 10.      Right Associates License, Inc., a Delaware corporation

 11.      R.M.C. & Co., SNC, a Belgium corporation

 12. The THinc Consulting Group International (U.K.), Ltd., a U.K. corporation